May 1, 2007

J.P. Morgan Series Trust II
522 Fifth Avenue
New York, NY 10036

Dear Sirs:

          JPMorgan Funds Management, Inc. hereby agrees to reimburse each Portfolio listed on Schedule A for the time periods so indicated. JPMorgan Funds Management, Inc. will reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This reimbursement arrangement does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes and extraordinary expenses.

          JPMorgan Funds Management, Inc. understands and intends that the Portfolios will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Portfolios’ expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Portfolios to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMorgan Funds Management, Inc.

By:

Accepted by:
J.P. Morgan Series Trust II

By:

JPMSTII Expense Agreement

SERIES TRUST II FUNDS

Fund Name	Year End	Expense Cap	Expense Cap Through

JPMorgan Bond Portfolio	December 31	0.75%	April 30, 2008
JPMorgan International Equity Portfolio	December 31	1.20%	April 30, 2008
JPMorgan U.S. Large Cap Core Equity Portfolio	December 31	0.85%	April 30, 2008
JPMorgan Mid Cap Value Portfolio	December 31	1.25%	April 30, 2008
JPMorgan Small Company Portfolio	December 31	1.15%	April 30, 2008